Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

HWN, INC.,

ADEX CORPORATION,

AND

INTERCLOUD SYSTEMS, INC.

ASSET PURCHASE AGREEMENT
BY AND AMONG
HWN, INC.,
ADEX CORP.
AND
INTERCLOUD SYSTEMS, INC.

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of February 28, 2017, and is made effective as of February 1, 2017, and is made and entered into by and among HWN, INC., a Delaware corporation (the “Purchaser”), ADEX CORP., a New York corporation (“ADEX”), INTERCLOUD SYSTEMS, INC., a Delaware corporation (“InterCloud,” and together with ADEX, the “Seller”).

RECITALS:

A.       ADEX is a wholly-owned subsidiary of InterCloud. ADEX, through its High Wire division, is in the business of contracting with telecommunications infrastructure manufacturers to install the manufacturers’ products for end-users (the “Business”). Seller desires to sell, and Purchaser desires to purchase, Seller’s assets related to the Business, subject to the terms and conditions set forth herein.

B.       Subject to the terms and conditions hereof (i) Purchaser will purchase the Business; (ii) Purchaser will agree to hire certain of Seller’s employees; and (iii) Seller will agree not to compete with the Business being sold to Purchaser, and not to solicit the Business clients being transferred to Purchaser in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ACQUISITION OF THE BUSINESS

Section 1.1.       Sale and Transfer of Certain Assets of the Business. Subject to the terms and conditions of this Agreement, Seller agrees to transfer, and Purchaser agrees to acquire certain assets of the Business. Seller agrees that all conditions precedent related to the transfer of the Business to Purchaser will have been completed by the Closing Date. In connection with such transfer, Seller agrees to transfer and assign to Purchaser any and all right, title and interest currently owned or licensed by Seller in connection with the Business, and described herein (the “Transferred Assets”) free and clear of all liens and encumbrances, which shall be sold pursuant to and in accordance with the Bill of Sale, substantially in the form attached hereto as Exhibit 1.1.

(a)       Accounts receivable listed on Schedule 1.1(a) attached hereto;

(b)       All inventory and other assets of the Seller related to the Business, including all contracts, equipment and other fixed assets, software, intellectual property and licenses and other assets related to the Business listed on Schedule 1.1(b).

(c)       All files related to the Business, including, specifically, complete client files related to the Business, including contracts, purchase orders, service contracts, licensing agreements, billing records, correspondence, and any other reasonable information that would assist or benefit Purchaser in connection with the ongoing support, sales, and service of the Business;

(d)       Any pre-paid contracts, deposits or service or maintenance renewal fees related to any period of time from the Closing Date onward;

(e)       The right to the name “High Wire Networks” and derivatives thereof;

(f)       All trademarks, trade, brand, assumed and domain names and websites of Seller associated with the Business listed on Schedule 1.1(f);

(g)       All rights in, to and under the assigned contracts listed in Schedule 1.1(g) (the “Assigned Contracts”);

(h)       All work in progress of the Business listed on Schedule 1.1(h); and

(i)       All cash and cash equivalents and deposit accounts related to the Business.

Section 1.2.       Excluded Assets. Purchaser is purchasing only the Transferred Assets, and will not be purchasing any other assets of Seller, which shall be excluded from the Transferred Assets, including, but not limited to, the assets listed below (the “Excluded Assets”):

(a)       All financial statements, tax returns and related financial information of the Seller;

(b)       All insurance policies owned or maintained by Seller and all rights thereunder;

(c)       All claims for refunds of taxes or governmental charges; and

(d)       Interest on and principal amounts due and owing to Seller by any of its affiliates.

Section 1.3.       Liabilities. The parties hereto agree as follows:

(a)       At the Closing, Purchaser shall assume and agree to discharge only the following specifically enumerated liabilities of Seller (the “Assumed Liabilities”):

(i)       those liabilities arising under accounts payable set forth on Schedule 1.3(a)(i);

(ii)      those liabilities relating to the Business for future payment or performance under the Assigned Contracts, including customer deposits and deferred revenue which (A) initially accrue or arise after the Closing Date; (B) were incurred in the ordinary course of business; and (C) are not the result of or caused by any breach, failure to perform, improper performance or default of, Seller thereunder on or prior to the Closing Date;

(iii)     except as otherwise set forth herein, any and all liabilities arising out of or related to the ownership of the Transferred Assets or the operation of the Business arising or accruing from and after the Closing Date;

(iv)     all obligations to complete work-in-progress; and

(v)      accrued commissions and other unpaid accrued expenses as set forth in Schedule 1.3(a)(v).

(b)       All other liabilities of the Seller that are not Assumed Liabilities, whether existing as of the Closing Date or incurred thereafter, and whether direct or indirect, known or unknown, shall constitute excluded liabilities (the “Excluded Liabilities”) All Excluded Liabilities remain the sole obligation of Seller and Purchaser shall not assume, and shall not agree to assume, or pay or perform, or in any way be responsible for, any of the Excluded Liabilities. The Seller shall pay and satisfy in due course all Excluded Liabilities which the Seller is obligated to pay and satisfy.

Section 1.4.       Employees. Purchaser and Seller also agree that Purchaser shall offer current employment opportunities to certain key employees (“Key Employees”) who are identified and listed on Schedule 1.4 effective as of Closing. Schedule 1.4 shall also include their current wages or salaries, and other benefits. Purchaser shall have no obligation to match such wages, salaries or benefits. Seller will pay to the Key Employees the amount of any accrued vacation time existing as of the date of Closing. Seller will make available to Purchaser, to the extent allowed under law, a copy of all employment files related to the Key Employees who agree to work for Purchaser. Seller shall remain liable for any and all obligations related to the Key Employees for periods prior to Closing, and will indemnify and hold Purchaser harmless from same. Purchaser will be liable for any and all obligations related to the Key Employees who agree to work for Purchaser for periods on or after Closing, and will agree to indemnify and hold Seller harmless from same. As further described in Section 5.6 hereof, the parties contemplate entering into a Services Agreement for transition services from the Closing Date until August 28, 2017, unless extended by mutual agreement of the parties pursuant to the terms of the Services Agreement.

Section 1.5.       Purchase Price for the Business.

(a)       The aggregate consideration (the “Purchase Price”) to be paid by Purchaser to Seller for the Transferred Assets shall be an amount equal to the sum of: (a) Four Million Dollars ($4,000,000) (the “Base Payment”); (b) plus the Adjusted Net Working Capital Amount.

(b)       The Base Payment shall be paid at Closing to the Seller in cash in immediately available funds in accordance with the payment statement, attached hereto as Exhibit 1.5(b)(i) (the “Payment Statement”).

(c)       No sooner than five (5) days and no later than two (2) days prior to the Closing Date, Seller shall prepare and deliver to the Purchaser the calculation of the Closing Net Working Capital Amount, along with detailed supporting schedules and records for the Seller’s calculation of the Closing Net Working Capital Amount. The Seller’s calculation of the Closing Net Working Capital Amount shall be subject to approval by the Purchaser (which approval shall not be unreasonably withheld), and the Seller shall provide the Purchaser with access to all books, records and personnel requested by Purchaser to verify and approve the Closing Net Working Capital Amount. As used herein “Closing Net Working Capital Amount” shall mean the current assets of the Seller (excluding cash on hand) to be received by the Purchaser at Closing less the current liabilities of Seller to be assumed by Purchaser at Closing, prepared in conformity with generally accepted accounting principles in effect from time to time, consistently applied (“GAAP”).

(d)       Six (6) months following the Closing Date, Purchaser shall prepare and deliver to the Seller a statement setting forth Purchaser’s calculation of the Adjusted Net Working Capital Amount. As used herein, “Adjusted Net Working Capital Amount” shall mean the Closing Net Working Capital Amount, less any adjustments for (a) unrecorded liabilities related to pre-paid service agreements as of the Closing Date, for which Seller has already received payment from the applicable customer as invoiced but not collected accounts receivable related to prepaid services between January 10, 2017 and the Closing Date; (b) any commissions incorrectly estimated, either over or under-estimated, on the Closing Date paid by Purchaser to sales staff for transactions completed and invoiced prior to the Closing Date; (c) any funds collected in error by Purchaser or Seller and not returned; and (d) any fees, taxes, costs or penalties incurred by Seller and paid by Purchaser deemed essential to business continuity relating to the period up to the Closing Date and arising from Seller’s errors or omissions. Within thirty (30) days after delivery of Purchaser’s calculation of the Adjusted Net Working Capital Amount (the “Objection Period”), the Seller shall notify Purchaser in writing of any objections to the calculations contained therein, specifying in detail each objection and the basis for each objection (an “Objection Notice”). If the Seller fails to deliver an Objection Notice to Purchaser within the Objection Period, then Purchaser’s calculation of the Adjusted Net Working Capital Amount shall be deemed final, binding and conclusive for all purposes hereunder. If the Seller delivers an Objection Notice to Purchaser within the Objection Period, then Purchaser and the Seller shall use good faith efforts to resolve the disputed items during the thirty (30) day period after the Objection Notice has been delivered to Purchaser (or within such extended time period as is mutually agreed by the Purchaser and the Seller). Any disputed items resolved in writing between the Purchaser and the Seller within such thirty (30) day period (or within such extended time period as is mutually agreed by the Purchaser and the Seller) shall be final and binding with respect to such items. Any items which the Purchaser and the Seller are unable to so resolve shall be submitted for final determination to an independent accounting firm acceptable to Purchaser and the Seller (the “Independent Accountant”).

The Independent Accountant shall make a written determination as to each issue remaining in dispute and the amount of the Adjusted Net Working Capital Amount and the effect thereof on the Purchase Price, which determination of the Independent Accountant shall be final and binding upon the parties for all purposes hereunder. The Purchaser and the Seller shall use their commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accountant shall be authorized to resolve only those issues remaining in dispute between the Purchaser and the Seller submitted to it in accordance with this Section. The Purchaser and the Seller shall instruct the Independent Accountant not to, and the Independent Accountant shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Seller, on the other hand. The Purchaser and the Seller shall also instruct the Independent Accountant to make its determination based solely on presentations by the parties which are in accordance with the guidelines and procedures set forth in this Agreement, and not on the basis of any independent review by the Independent Accountant. The Purchaser and the Seller agree that judgment may be entered upon the written determination of the Independent Accountant in any court referred to in this Agreement. The fees and expenses of the Independent Accountant shall be borne by the parties in inverse proportion as they may prevail on the issues resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the Independent Accountant renders its determination on the merits of the matters submitted thereto.

(e)       Within five (5) Business Days following the date on which the calculation of the Adjusted Net Working Capital Amount become final and binding pursuant to this Agreement, Purchaser shall pay to Seller (by wire transfer of immediately available funds pursuant to instructions provided by the Seller) an amount equal to the Adjusted Net Working Capital Amount.

(f)       Allocation of Purchase Price. The Purchase Price shall be allocated to the Transferred Assets using the methodology described on Exhibit 1.5(f) hereto.

ARTICLE 2

DUE DILIGENCE

Section 2.1.       Due Diligence Deliveries. Prior to the Closing Date, Seller shall deliver to Purchaser information concerning Seller’s Business, including client information, financial statements, and UCC lien, tax lien and judgment searches for the Seller and all of the Transferred Assets in a form and content satisfactory to Purchaser obtained from a third party service company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, that as of the date hereof, and as of the Closing Date, as follows:

Section 3.1.       Organization. Purchaser is a Delaware corporation duly organized and existing under the laws of the state of Delaware with full corporate and other power and authority to carry on its business as it is now being conducted.

Section 3.2.       Authority; Enforceability. Purchaser has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All requisite actions to approve, execute, deliver and perform this Agreement and each other agreement and document delivered or to be delivered by it in connection herewith has been or will be taken by it. A copy of Purchaser’s Resolutions approving this transaction are attached hereto as Exhibit 3.2. This Agreement and each other agreement and document delivered by Purchaser in connection herewith have been or will be duly executed and delivered by it and constitute or will constitute the legal, valid and binding obligations of it enforceable in accordance with their respective terms.

Section 3.3.       No Conflicts. No action taken by or on behalf of Purchaser in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement:

(a)       contravenes, conflicts with or results in a violation or breach of any contract to which Purchaser is a party;

(b)       contravenes, conflicts with or violates: (i) any law or (ii) any order, arbitration award, judgment, decree or other similar restriction to which Purchaser or its respective assets is subject; or

(c)       constitutes an event which, after notice or lapse of time or both, would result in any of the foregoing.

Section 3.4.       Consents. Except for the ratification and approval of this Agreement by Purchaser’s board of directors, no approval or consent is required to be made by it in connection with the transactions contemplated hereby or the execution, delivery or performance by it of this Agreement or any other agreement or document delivered by or on behalf of it in connection herewith.

Section 3.5.       Brokers or Finders. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that as of the date hereof, and as of the Closing Date, as follows:

Section 4.1.       Organization. ADEX is a corporation duly organized, existing and in good standing under the laws of the State of New York. InterCloud Systems, Inc. is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Each Seller has full control and other power and authority to carry on its business as it is now being conducted. Each Seller is duly qualified or authorized to do business and is in current status or good standing, as applicable, under the laws of each jurisdiction in which the conduct of its business requires such qualification or authorization.

Section 4.2.       Authority; Enforceability.

(a)       Each Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All requisite actions to approve, execute, deliver and perform this Agreement and each other agreement and document delivered or to be delivered by each Seller in connection herewith has been or will be taken by each Seller. A copy of Seller’s Resolutions approving this transaction are attached hereto as Exhibit 4.2. This Agreement and each other agreement and document delivered by Seller in connection herewith have been or will be duly executed and delivered by Seller and constitute or will constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

(b)       Each Seller has full capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement and document delivered by Seller in connection herewith have been or will be duly executed and delivered by them and constitute or will constitute the legal, valid and binding obligations of each Seller enforceable in accordance with their respective terms.

Section 4.3.       Consents. Except for the ratification and approval of this Agreement by Seller’s board of directors, and except as set forth on Schedule 4.3, no approval or consent is required to be obtained by Seller in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller of this Agreement. . If the consent or approval of any third party is necessary for the assignment or other transfer to Purchaser of any contract identified as an Assumed Contract, and such consent or approval has not been obtained prior to Closing, then such Contract shall not be assigned to Purchaser and shall not be an Assumed Contract, unless otherwise agreed to by the Purchaser. Following Closing, the parties shall use commercially reasonable efforts to obtain such consents or approvals. If any such consent or approval cannot be obtained, the parties will cooperate in any reasonable arrangement designed to obtain for Purchaser all benefits and privileges of the applicable contract.

Section 4.4.       No Conflicts. No action taken by or on behalf of Seller in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement:

(a)       contravenes, conflicts with or results in a violation or breach of any contract to which Seller is a party;

(b)       contravenes, conflicts with or violates: (i) any law or (ii) any order, arbitration award, judgment, decree or other similar restriction to which Seller or its respective assets is subject; or

(c)       constitutes an event which, after notice or lapse of time or both, would result in any of the foregoing.

Section 4.5.       Claims. There is no litigation, claim, governmental or other proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller which if adversely determined would have a material adverse effect on the Business.

Section 4.6.       Ownership. On the Closing Date, Seller will sell the Transferred Assets free and clear of all liens and encumbrances.

Section 4.7.       Financial Statements. The financial statements delivered to Purchaser (the “Financial Statements”) and which are attached as Schedule 4.7 fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements referred to in this Section 4.7 reflect the consistent application of such accounting principles throughout the periods involved, and have been prepared from the books and records of Seller and are in accordance with the accounting records of Seller.

Section 4.8.       Key Employees. None of the Key Employees have written employment agreements or letter agreements that are intended to serve as employment agreements or contracts, or post-employment restrictive covenants.

Section 4.9.       No Material Adverse Change. Since the date of the Financial Statements, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Business, and no event has occurred or circumstance exists that may result in such a material adverse change.

Section 4.10.       Brokers or Finders. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereunder.

Section 4.11.       Solvency. Seller hereby warrants and represents that neither its execution of this Agreement nor consummation of the transactions contemplated by this Agreement shall constitute a fraudulent transfer of Seller’s property, as defined in the Uniform Fraudulent Transfer Act, as promulgated in the State of Illinois at 740 ILCS 160/1, et seq., as may be amended or supplemented from time to time (the “Act”). In this regard, Seller specifically warrants and represents that:

(a)       Seller has been for the one (1) year period ending on the date of this Agreement, and is on the date of this Agreement, solvent;

(b)       Seller will not be made insolvent by its execution of this Agreement or its consummation of the transactions contemplated by this Agreement;

(c)       Purchaser has given Seller, and Seller has received, property of a present value reasonably equivalent to the value of the present property transferred to Purchaser; and

(d)       The transfers of property contemplated in this Agreement, individually and collectively, are not fraudulent as to any one or more of Seller’s creditors, regardless of whether the claims of such creditors arose before or arise after the consummation of such transfers.

Section 4.12.       Tax Matters. With respect to the Business: (i) Seller has filed or caused to be filed on a timely basis all tax returns and all reports with respect to taxes that are or were required to be filed pursuant to applicable Law; (ii) to Seller’s knowledge, all positions taken on such tax returns and reports filed by Seller relating to the Business are true, correct and complete in all respects and were prepared in compliance with all applicable laws and regulations; (iii) Seller has paid, or shall pay all filed or required to be filed taxes that have or may have become due for all periods covered by all tax returns filed or required to be filed or otherwise, or pursuant to any assessment received by Seller, including, without limitation, a tax liability to the State of Illinois in the amount of $21,970.76; (iv) Seller has made all withholding of taxes required to be made under all applicable Laws including, without limitation, withholding with respect to sales and use taxes and compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate tax authorities; (v) no claim has ever been made or could reasonably be made by any governmental entity in a jurisdiction where Seller does not file tax returns with respect to the Business that it is or may be subject to taxation by that jurisdiction in connection with the Business; (vii) there are no encumbrances on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any tax and no basis exists for assertion of any claims attributable to taxes which, if adversely determined, would result in any such encumbrance; (viii) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; and (ix) the transactions contemplated by this Agreement are not subject to the tax withholding provisions of Section 3406 of the Code or of Sub-Chapter A or Chapter 3 of the Code, or of any other comparable provision of Law.

Section 4.13.       Employee Benefits.

(a)       Schedule 4.13(a) set forth a complete list of all material benefit plans operated by Seller that cover the Key Employees (the “Company Benefit Plans”). Apart from the Company Benefit Plans, there are no other benefit plans pertaining to the Business. Seller is in compliance with its obligations under the Company Benefit Plans and has made all deposits required to be made with respect to the Company Benefit Plans as of the Closing Date.

(b)       Schedule 4.13(b) sets forth the job titles, salaries, age and dates of commencement of continuous service for each Key Employee and the amount of any bonuses due and payable. As of the date hereof, there are no proposals to change the terms, schemes, arrangements or policies relating to Key Employees.

(c)       Benefits Matters.

(i)       None of Seller or any ERISA Affiliate thereof contributes or has been required to contribute (on a contingent basis or otherwise), to any multiemployer plan pertaining to the Business within the meaning of Section 3(37) of ERISA. No Company Benefit Plan has ever been subject to Title IV of ERISA and no event (including any action or any failure to take any action) has occurred with respect to any Company Benefit Plan currently maintained by QAA or any ERISA Affiliate thereof that would subject QAA to any liability under Title IV of ERISA.

(ii)       The Company Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code and other applicable federal and state laws, and no Seller nor, to the Knowledge of the Seller, any other “party in interest” or “disqualified person” with respect to the Company Benefit Plans has engaged in a non-exempt “prohibited transactional” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary who is an employee or director of the Seller, and no other fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(iii)       The Company Benefit Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code, except for insignificant operational errors which are eligible for self-correction under the terms of the IRS’s Employee Plans Compliance Resolution System program.

(iv)       There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator; or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor are there any facts which could form the basis for any such claim or lawsuit.

Section 4.14.       Absence of Undisclosed Liabilities and Encumbrances. The Transferred Assets shall be conveyed to Purchaser pursuant to this Agreement free and clear of all encumbrances, and except for the Assumed Liabilities, Purchaser shall not incur any liability as a result of its acquisition of the Transferred Assets. Seller has no indebtedness, obligation or liability relating to the Business (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) which is not shown on the face of the most recent audited balance sheets of Seller (or in the notes to the corresponding audited financial statements) and would reasonably be expected to have a material adverse effect on the Business and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or the Business or otherwise affecting the Transferred Assets giving rise to any such indebtedness, obligation or liability.

Section 4.15.       Litigation. Other than those actions or proceedings previously disclosed by the parties (a) there are no investigations, inquiries, audits or proceedings pending or overtly threatened against or affecting the Business or any of the Transferred Assets, (b) there are no unsatisfied judgments of any kind against Seller, the Business or any of the Transferred Assets, and (c) Seller is not subject to any judgment, order or decree of any court or governmental entity.

Section 4.16.       Intellectual Property. Seller is the owner or a licensee of all right, title and interest in and to each of the Transferred Assets relating to intellectual property which shall be transferred to the Purchaser on the Closing Date free and clear of all encumbrances.

ARTICLE 5

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

Purchaser’s obligation to take the actions required to be taken by them at Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

Section 5.1.       Satisfaction of Due Diligence. Purchaser shall have completed, and shall be satisfied with, in its sole discretion, its due diligence review of the business and assets of Seller, provided, however, that Purchaser shall have completed its due diligence review no later than the Closing Date. In connection therewith, Purchaser shall have access to such information, books, records, facilities, personnel and certain clients of Seller as Purchaser may reasonably request.

Section 5.2.       Key Employees. Each of the Key Employees has agreed to be employed by the Purchaser.

Section 5.3.       Accuracy of Representations. Seller’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

Section 5.4.       Seller’s Performance. All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (to the extent such matters can be done prior to Closing, and if not, within a reasonable period of time after Closing), and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

Section 5.5.       No Proceedings and No Material Adverse Changes. As of the Closing Date, there shall not have been commenced or threatened against Seller any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions or otherwise interfering with any of the transactions contemplated herein. Likewise, there shall not be any material adverse change in the Business of Seller, its relationships with its clients, its business prospects, its employees, its board, or other third parties with whom it conducts business, which would, in a material respect, negatively and adversely impact or affect the Business on a go forward basis.

Section 5.6.       Transition Assistance. The parties shall enter into a Services Agreement to provide for the transition of certain services.

Section 5.7.       Additional Documentation. Such other documents as Purchaser may reasonably request from Seller for the purpose of facilitating the consummation or performance of any of the transactions contemplated hereunder.

Section 5.8.       Lender Approval. Purchaser shall have received an executed letter from the Seller’s senior secured lender reasonably satisfactory to Purchaser confirming that all liens upon any of the Transferred Assets in favor of such lender have been released prior to the Closing Date, or will be released on the Closing Date.

Section 5.9.       Stop Orders. Seller shall have delivered to Purchaser Stop Orders, Releases or Clearance Letters, as the case may be, from the Illinois Department of Revenue and the Illinois Department of Employment Security, and any other applicable jurisdictions, with respect to the transactions contemplated hereunder.

Section 5.10.       Schedule of Liabilities Known to Seller. Seller shall have provided Purchaser with a schedule of all liabilities related to the Business, whether such liabilities will be Assumed Liabilities or not, detailing all known and contingent liabilities related to the Business. Seller shall certify that such schedule has been prepared to the best of its knowledge, and is a material inducement to Purchaser entering into this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS TO CLOSE

Seller’s obligation to take the actions required to be taken by them at Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

Section 6.1.       Accuracy of Representations. All of Purchaser’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

Section 6.2.       Purchaser’s Performance. All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

Section 6.3.       Schedule of Liabilities Known to Purchaser. Purchaser shall have provided Seller with a schedule of all liabilities related to the Business, whether such liabilities will be Assumed Liabilities or not, detailing all known and contingent liabilities related to the Business. Purchaser shall certify that such schedule has been prepared to the best of its knowledge, and is a material inducement to Seller entering into this Agreement.

Section 6.4.       Additional Documentation. Such other documents as Seller may reasonably request from Purchaser for the purpose of facilitating the consummation or performance of any of the transactions contemplated hereunder, including the Services Agreement.

ARTICLE 7

CLOSING AND CLOSING DELIVERIES

Section 7.1.       Closing Date. Subject to the terms and conditions hereof, consummation of the transactions contemplated hereby (the “Closing”) shall take place on February 28, 2017, and is effective as of February 1, 2017 (the “Closing Date”), or such other date upon which all conditions to Closing shall be satisfied. The Closing shall take place by the electronic exchange of documents.

Section 7.2.       Closing Deliveries. At Closing, each party will sign, execute and deliver any and all necessary approvals, consents, bills of sale, assignments, or other documents reasonably required to complete the transactions called for by this Agreement.

ARTICLE 8

PRE-CLOSING COVENANTS OF SELLER

Seller covenants and agrees to comply with each of the following provisions between the date hereof and the Closing Date:

Section 8.1.       No Transfer of the Purchased Assets. Seller shall not enter and has not entered into any agreement, arrangement, commitment or understanding to sell, transfer, assign, convey, pledge or otherwise dispose of any interest in, or assets of, the Business except in the ordinary course of business.

Section 8.2.       Maintenance of Status. Each Seller will be maintained at all times as a duly organized corporation validly existing and in good standing under the laws of the State of Delaware.

Section 8.3.       Operation of Business. Seller’s Business will operate and has operated its business diligently and in the usual, regular and ordinary course and manner as it has been previously operated, and (a) Seller will preserve Seller’s present business organization with respect to the Business intact; (b) preserve Seller’s relationships with employees, owners, customers, clients, suppliers, and others having business dealings with the Business (except as related to ordinary turnover); and (c) continue to provide the same kind, quality, frequency and timeliness of service to each Business customer or client in a manner consistent with Seller’s past practices.

Section 8.4.       Actions Before the Closing Date. Seller will not take and has not taken any action or permit any action to occur which shall cause Seller to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause Seller to be unable to perform in any material respect Seller’s obligations hereunder and shall use commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Seller under this Agreement or any other agreement entered into in connection herewith, including action necessary to obtain all consents and approvals of any person required to be obtained by him or it to effect the transactions contemplated by this Agreement, or any other agreement entered into in connection herewith.

Section 8.5.       Access; Cooperation. Seller will provide and has provided Purchaser and their accountants, attorneys and other authorized representatives, the right, upon reasonable notice and during normal business hours, to enter Seller’s offices in order to inspect Seller’s records and business operations with respect to the Business and to consult with the Seller officers and its legal and accounting advisors. Seller shall generally cooperate with Purchaser and their officers, managers, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 8.6.       Notification of Certain Matters. Seller shall give prompt notice to Purchaser of:

(a)       the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and

(b)       any failure to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 8.7.       Exclusivity. Seller shall not entertain, promote, seek, obtain, encourage, or solicit any other third party to make a proposal or ascertain their interest in acquiring the assets, business, or client contacts or information concerning the Business.

ARTICLE 9

PRE-CLOSING COVENANTS OF PURCHASER

Purchaser covenants and agrees to comply with each of the following provisions between the date hereof and the Closing Date:

Section 9.1.       Maintenance of Status. Purchaser will maintain or has maintained itself, at all times as a duly organized corporation, validly existing under the laws of the State of Delaware.

Section 9.2.       Actions Before the Closing Date. Purchaser will not take and has not taken any action or permit any action to occur which shall cause it to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause it to be unable to perform in any material respect its obligations hereunder and shall use commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement or any other agreement entered into in connection herewith, including action necessary to obtain all consents and approvals of any Person required to be obtained by it to effect the transactions contemplated by this Agreement, or any other agreement entered into in connection herewith.

Section 9.3.       Confidentiality. Other than to Purchaser’s representatives to whom disclosure is necessary in order for Purchaser to enter into this Agreement, such Purchaser has maintained, following the Closing will maintain, the confidentiality of all disclosures made to it in connection with the transactions contemplated by this Agreement.

Section 9.4.       Additional Notices and Covenants. Purchaser will give and has given all notices to any governmental authority and other third parties required to be given by it in connection with the transactions contemplated by this Agreement.

Section 9.5.       Notification of Certain Matters. Purchaser will give and has given prompt notice to Seller of:

(a)       the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and

(b)       any failure of it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. It shall use its commercially reasonable efforts to remedy promptly any such failure.

ARTICLE 10

POST-CLOSING COVENANTS

Section 10.1.       Agreement Not to Compete. Seller and Purchaser acknowledge that there are certain business overlaps between the Business and other partially or wholly-owned subsidiaries of Seller. Notwithstanding these existing customer overlaps defined below, for a period of two (2) years from the Closing Date, Seller and Purchaser each agree that it will not knowingly solicit, offer, perform or sell any of the identical products or services that are currently sold directly to any existing active client of such other party in the continental United States (the “Restricted Territory”). With regard to customers within the Defined Customer Overlap, Purchaser will not expand its current array of services being performed for the overlapped customers in a way which would compete with the current business of the Seller, or its partially or wholly-owned subsidiaries. Additionally, with regard to customers within the Defined Customer Overlap, Seller will not expand its current array of services being performed for the overlapped customers in a way which would compete with the Business. For purposes hereof, “Defined Customer Overlap” shall include AT&T, Juniper Networks, any and all clients of SDN Essentials and any wholesale client of TNS, and Uline. Seller acknowledges that certain shareholders of Purchaser are also shareholders of Carousel Industries of North America, Inc., a provider of telecommunication products and services. Seller acknowledges that the restrictions in this Section shall not apply to any individual employee, shareholder, officer, director, affiliate or agent of the Seller that is not a Key Employee.

Section 10.2.       Agreement Not to Solicit. For a period of two (2) years from the Closing Date, neither Seller nor Purchaser shall, directly or indirectly, solicit for employment or attempt to solicit otherwise, endeavor to entice away, hire or retain any person who is an employee of such other party; further, if an employee of Seller or any partially or wholly-owned subsidiary of Seller responds to a general solicitation or approaches Purchaser seeking employment without solicitation, then Purchaser shall notify Seller within one business day, and not hire such person without Seller’s express written consent. Seller acknowledges that certain shareholders of Purchaser are also shareholders of Carousel Industries of North America, Inc., a provider of telecommunication products and services. Seller acknowledges that the restrictions in this Section shall not apply to any individual employee, shareholder, officer, director, affiliate or agent of the Seller that is not a Key Employee.

Section 10.3. Purchaser shall instruct all Key Employees to immediately return all customer lists and any other information related to the Business which may have been gathered during the time that Seller has owned the Business, other than the Transferred Assets. Further, Purchaser shall instruct all such Key Employees to maintain the confidentiality of all such information, and not share such information with any other person. Such covenant is a material inducement to Seller entering into the transactions contemplated by this Agreement.

ARTICLE 11

DISPUTE RESOLUTIONS

Section 11.1.       Arbitration. Except as hereinafter set forth in Section 11.2 below, if a dispute between the parties arises out of or is related to this Agreement, or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association. Thereafter, either party shall have the right to request arbitration by giving written notice thereof to the other party, and in such event such arbitration shall be conducted by one arbitrator in accordance with the rules of the American Arbitration Association. The arbitrator selected shall be a competent person experienced in the subject matter of the issue in dispute to make such determination. The reasonable compensation of the arbitrator and the cost of arbitration shall be borne equally by the parties. During arbitration, and as a condition to such arbitration, the parties shall have limited discovery rights as directed by the arbitrator. Any award or determination made by the arbitrator may, upon application of either party to any court of competent jurisdiction, be reduced to judgment by such court. The location of any such arbitration hearing shall be in Chicago, Illinois.

Section 11.2.       Injunctive Relief. Notwithstanding the agreement to resolve disputes and controversies by arbitration, as set forth and described in Section 11.1 above, Purchaser and Seller also agree that they shall each have the right to seek injunctive relief in the event they believe they are about to suffer or incur irreparable harm where money damages alone would be insufficient. In the event injunctive relief is sought and not obtained, then the party who sought injunctive relief shall be obligated to reimburse the other party for any costs or expenses incurred by them, including reasonable attorney fees and court costs, in defending against such action.

ARTICLE 12

SURVIVAL; INDEMNIFICATION; TERMINATION

Section 12.1.       Survival of Representations and Warranties Until Closing. The representations and warranties of the parties in this Agreement shall terminate two (2) years after Closing.

Section 12.2.       Indemnification by Seller. Seller agrees to indemnify and hold Purchaser and their respective officers, managers, members, partners, employees, agents, successors and assigns, harmless against and in respect of any and all damages, which Purchaser or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Seller made in or pursuant to this Agreement or any other agreement, certificate or document entered into in connection with the transactions contemplated hereunder; (b) any breach or nonfulfillment of any covenant or obligation of Seller contained in this Agreement or any other agreement, certificate or document entered into in connection with the transactions contemplated hereunder; (c) any liability of Seller not expressly assumed by Purchaser hereunder, including liabilities which are due by Seller to vendors or suppliers which are critical to the continued business and success of the Business or (d) any liability relating to the UCC filings naming Bank Leumi as secured party and either Seller as debtor, including, without limitation, all costs and expenses associated with releasing such filings.

Section 12.3.       Indemnification by Purchaser. Purchaser shall indemnify and hold each Seller and each of their officers, directors, shareholders, agents, successors, and assigns harmless against and in respect of any and all damages which Seller or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Purchaser made in or pursuant to this Agreement or any other agreement, certificate or document entered into in connection with the transactions contemplated hereunder, and (b) any breach or nonfulfillment of any covenant or obligation of Purchaser contained in this Agreement or any other agreement, certificate or document entered into in connection with the transactions contemplated hereunder.

Section 12.4.       Inter-Party Claims. Any party seeking indemnification pursuant to this Section (the “Indemnified Party”) shall promptly notify in writing the other party or parties from whom such indemnification is sought (the “Indemnifying Party”) of the Indemnified Party’s assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

Section 12.5.       Third Party Claims.

(a)       Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of such claim with counsel reasonably acceptable to the Indemnified Party, or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party’s rights under this Section 12.5(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

(b)       The election by the Indemnifying Party, pursuant to Section 12.5(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

Section 12.6.       Indemnification Not Exclusive Remedy. The indemnification obligations of the parties contained herein are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications. Purchaser specifically reserves the right to set off against any amounts due to Seller for any indemnification claim Purchaser may have against Seller.

Section 12.7.       Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a)       by Purchaser, if there has been a material misrepresentation or a material default or breach by Seller with respect to Seller’s representations and warranties in Article 4 of this Agreement or the due and timely performance of any of the covenants or agreements of Seller contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by Seller of notice specifying particularly such default or breach;

(b)       by Seller if there has been a material misrepresentation or a material default or breach by Purchaser with respect to Purchaser’s representations and warranties in Article 3 of this Agreement or the due and timely performance of any of the covenants or agreements of Purchaser contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by Purchaser of notice specifying particularly such default or breach;

(c)       by either party at any time after February 28, 2017, if the Closing has not occurred and the party seeking to terminate this Agreement is not in material breach or default of any provisions of this Agreement; or

(d)       by unanimous agreement of both parties.

This Agreement may not be terminated after completion of the Closing.

Section 12.8.       Effect of Termination. In the event this Agreement is terminated pursuant to Section 12.7 of this Agreement, all obligations of the parties shall terminate without any liability of a party.

Section 12.9.       Limitation on Liability. Notwithstanding anything to the contrary contained herein, except as hereinafter provided, the aggregate liability of Purchaser for indemnification of losses and expenses pursuant to Section 12.3 shall not exceed an amount equal to the Purchase Price actually paid through the date an indemnification claim arises. Notwithstanding anything to the contrary contained herein, and except as hereinafter provided, the aggregate liability of Seller for indemnification of losses and expenses pursuant to Section 12.2 shall not exceed an amount equal to the Purchase Price actually paid through the date an indemnification claim arises. No limitation shall exist for any party for any claims based on fraud. Likewise, no limitation shall exist for any party for any claims resulting from bad faith breaches of this Agreement. Finally, no limitation shall apply for any breach of confidentiality or privacy issues.

ARTICLE 13

MISCELLANEOUS

Section 13.1.       Notices. All notices shall be in writing and shall be delivered personally, sent by e-mail transmission or sent by certified, registered or express mail, postage prepaid as follows:

If to Purchaser:	HWN, Inc.

Attn: Mark Porter
30 N. Lincoln St. Suite G
Batavia, IL 60510

with a copy to:	Daniel Coman, Esq.
Ice Miller, LLP
2300 Cabot Drive, Ste. 455
Lisle, IL 60532
Daniel.Coman@icemiller.com

If to Seller:	InterCloud Systems, Inc.
1030 Broad Street, Suite 102 Shrewsbury, NJ 07702
Attn.: Tim Larkin
E-mail: tlarkin@InterCloudsys.com

with a copy to:	Pryor Cashman LLP
7 Times Square
New York, NY 10036
Attn.: M. Ali Panjwani, Esq.
E-mail: ali.panjwani@pryorcashman.com

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two (2) business days after being mailed, and otherwise notices shall be deemed to have been given when received by the Person to whom the notice is addressed or any other Person with apparent authority to accept notices on behalf of the Person to whom the notice is addressed.

Section 13.2.      Binding Effect. Except as may be otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer on any Person other than the parties any rights or benefits hereunder.

Section 13.3.      Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 13.4.      Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be deemed to be a part of this Agreement.

Section 13.5.      Counterparts. This Agreement may be executed in multiple

counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Section 13.6.      Governing Law; Jurisdiction. This Agreement shall be governed by and construed under Illinois law, without regard to conflict of laws principles. Except for injunctive relief, all disputes shall be resolved by arbitration as provided in Section 11.1. In the event a party should seek injunctive relief or the enforcement of an arbitrator’s award, each of the parties agrees that any such action may be commenced in the state courts located in DuPage County, Illinois, or if there exists a basis for federal jurisdiction, the United States District Court for the Northern District of Illinois, and such court shall have the sole and exclusive jurisdiction over any such proceeding. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties waive any objection to such venue. The parties consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

Section 13.7.      Waivers. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

Section 13.8.      Pronouns. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

Section 13.9.      No Strict Construction. The language used in this Agreement has been negotiated by the parties and shall not be construed against either party.

Section 13.10.      Modification. No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement. Further, this Agreement may be restated in its entirety if mutually agreed by all Parties.

Section 13.11.      Miscellaneous Covenants.

(a)       Expenses. Each party shall pay all of its own expenses incident to the transactions contemplated by this Agreement.

(b)       No Assignment. No assignment by any party of this Agreement or any right or obligation hereunder may be made without the prior written consent of the other party and any assignment attempted without that consent will be void.

Section 13.12.      Further Assurances. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder.

Section 13.13.      Public Announcements. Other than as may be required by federal securities laws, any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereunder will be issued, if at all, at such time and in such manner as Purchaser and Seller determine. The parties will consult with each other concerning and mutually agree upon the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be infointed of the transactions contemplated hereunder.

Section 13.14.      Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first above written.

HWN, INC.		ADEX CORPORATION

By:	/s/ Mark W. Porter	By:
Name	Mark W. Porter	Name
Title:	President and CEO	Title:

INTERCLOUD SYSTEMS, INC.

By:
Name
Title:

Asset Purchase Agreement
High Wire Networks, Inc.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first above written.

HWN, INC.	ADEX CORPORATION

By:	By:	/s/ Daniel Sullivan
Name	Name	Daniel Sullivan
Title:	Title:	Chief Financial Officer

INTERCLOUD SYSTEMS, INC.

	By:	/s/ Daniel Sullivan
	Name	Daniel Sullivan
	Title:	Chief Accounting Officer

Asset Purchase Agreement
High Wire Networks, Inc.

SCHEDULES AND EXHIBITS

EXHIBITS:

Exhibit 1.1	-	Bill of Sale

Exhibit 1.5(b)(i)	-	Payment Statement

Exhibit 1.5(f)	-	Purchase Price Allocation

Exhibit 3.2	-	Purchaser Resolutions

Exhibit 4.2	-	Seller Resolutions

SCHEDULES:

Schedule 1.1(a)	-	Accounts Receivable

Schedule 1.1(b)	-	Transferred Assets

Schedule 1.1(f)	-	Intellectual Property

Schedule 1.1(g)	-	Assigned Contracts

Schedule 1.1(h)	-	Work-In-Progress

Schedule 1.3(a)(i)	-	Accounts Payable

Schedule 1.3(a)(v)	-	Accrued Commissions and Other Unpaid Accrued Expenses

Schedule 1.4	-	Listing of Key Employees

Schedule 4.3	-	Consents

Schedule 4.7	-	Financial Statements of Seller

Schedule 5.9	-	Seller’s Schedule of Liabilities

Schedule 6.3	-	Purchaser’s Schedule of Liabilities